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                                                                    Exhibit 10.7

                     TECHNOLOGY COMMERCIALIZATION AGREEMENT

     This Technology Commercialization Agreement (this "Agreement"), dated as of January 26, 2006 (the "Effective Date"), is entered into by and between NANODYNAMICS, INC., a Delaware corporation with its principal place of business at 901 Fuhrmann Blvd., Buffalo, NY 14203 ("Developer") and OTSUKA CHEMICAL CO. LTD., a Japanese corporation with its principal place of business at 3-2-27 Ote-dori, Chuo-ku, Osaka 540-0021, Japan ("Customer").

                                    RECITALS

     The Customer is a major producer of pharmaceutical APIs & the intermediates, Industrial chemicals, advanced materials & the composite materials, agrochemicals and fertilizers ("Products"). The Developer is engaged primarily in the development, commercialization and production of proprietary materials, including nanomaterials, process technology, and components. Over the period from November, 2003 to May, 2005, Customer funded certain development work by Developer to develop a commercial, cost effective process for producing carbon nanotubes by combustion ("Project"). Customer and Developer are joint owners of the intellectual property developed as the result of the "Project", and which is now under the world patent application provided in exhibit A hereto ("Patent"). The parties now intend to proceed independently to develop commercial sales of (i) carbon nanotubes produced utilizing combustion technology claimed in said "Patent" (the "CNT Materials") and (ii) end products incorporating the "CNT Materials" (the "CNT Products"). The parties wish to compensate each other with respect to such sales in recognition of the work accomplished under the "Project".

     In consideration of the premises, and the mutual covenants and conditions contained herein, Customer and Developer agree as follows:

     1. ROYALTY ON CNT MATERIALS AND PRODUCT SALES. Each party shall pay to the other (i) a royalty of

5% on the first $1,000,000 of Net Sales of CNT Materials;

4% on the next $1,000,000 of Net Sales of CNT Materials;

3% on the next $2,000,000 of Net Sales of CNT Materials;

2% on the next $4,000,000 of Net Sales of CNT Materials;
and 1% on all Net Sales of CNT Materials in excess of $8,000,000.

and (ii) a royalty of

2.5% on the first $1,000,000 of Net Sales of CNT Products;

2.0% on the next $1,000,000 of Net Sales of CNT Products;

1.5% on the next $2,000,000 of Net Sales of CNT Products;

1.0% on the next $4,000,000 of Net Sales of CNT Products;
and 0.5% on all Net Sales of CNT Products in excess of $8,000,000.

All royalties shall be calculated based on cumulative Net Sales after the date of this Agreement. For purposes of this "Agreement", the term "Net Sales" shall mean the invoice price to customers for sales by such party or its affiliates of the "CNT Materials" or the "CNT

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Products" in the ordinary course of business less deductions from such invoice price for: (i) refunds, (ii) excise, use, value added and sales taxes to the extent included in the amounts invoiced, (iii) customs, duties and other imposts, to the extent included in the amounts invoiced, (iv) cost of insurance, billed to and paid by the customer, and (v) cost of shipping and transportation, billed to and paid by the customer.

     2. REVENUES FROM SUBLICENSES. If either party enters into a sublicense of its technology relating to the production of CNT Materials with an independent third party, such party shall pay to the other party a royalty of twenty percent (20%) of all sublicensing fees, payments and royalties received as the result of such sublicense,

     3. TERM. The term of this Agreement shall be for a period of twenty (20) years from the date of this Agreement,

     4. REPORTING AND PAYMENTS. The "CNT Materials" and the "CNT Products" shall be considered sold when the party receives payment from its customer or sublicensee. Suitable adjustments may be made to sales records when the Affected Products are returned and credit is given to the customer. Royalty payments due hereunder shall be paid and delivered by the paying party before one month after the last day of each fiscal year of the paying party. No royalty is due if the "CNT Materials" or the "CNT Products" are given away as samples to promote sales.

     The paying party shall produce a report ("Royalty Report") setting forth in reasonable detail the calculation of the royalties payable to the other party for the applicable fiscal year of the paying party. With each payment, the paying party shall deliver the Royalty Report for such fiscal year. Such Royalty Report shall be treated as confidential information of the paying party.

     Royalty payments shall be made by Developer in United States dollars and by Customer in Japanese yen. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, New York, New York on the date of payment by the customer or sublicensee to the paying party.

     5. RECORDS. The paying party shall maintain accurate books and records that enable the calculation of royalties payable hereunder to be verified. The paying party shall retain the books and records for each fiscal year for two (2) years after the submission of the corresponding Royalty Report.

     The receiving party or its agents, such as an independent royalty investigator or accountant, shall have the right once per calendar year, upon reasonable notice, to inspect the paying party's books and records during the paying party's normal business hours at mutually agreed times for the sole purpose of verifying the accuracy of royalty payments and compliance with this Agreement. Any such inspection shall be at the receiving party's expense. In no event shall the receiving party have the right to inspect information with respect to the paying party's products other than the "CNT Materials" and the "CNT Products", cost for materials, pricing formulae, or percentages of mark-up.


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     In the event that such inspection demonstrates an underpayment, the paying party shall promptly pay the underpayment plus interest from the date such amount was due at the prime rate reported by the Citibank, New York, New York.

     6. NOTICES. All notices, requests, and demands hereunder will be given in writing and shall be deemed to have been given if delivered in person, or via a reputable, receipted overnight courier service addressed to the party at the address for that party first written above (or to such other address in the United States as either party specifies in writing to the other). Any notice, sent as provided above, will be deemed given upon receipt at the address provided for above.

     7. BINDING EFFECT; GOVERNING LAW. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of law principles.

     8. ENTIRE AGREEMENT; NO WAIVER. (a) This Agreement sets forth the entire agreement and understanding of the parties on the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements, arrangements, communications and understandings related to the subject matter hereof. This Agreement may be amended, modified, superseded of canceled, and any of the terms hereof may be waived, only be a written instrument executed by each party hereto or, in the case of waiver, by the party or parties waiving compliance.

          (b) A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained.

     9. ARBITRATION. Any controversy or claim between the parties hereto arising out of or relating to this Agreement shall be resolved by binding arbitration, to be held in New York in accordance with the rules and procedures of the American Arbitration Association, with one (1) arbitrator. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event of any arbitration or other proceeding, the prevailing party shall be entitled to reimbursement of its costs, including court and arbitration costs and expert witnesses' and reasonable attorneys' fees and costs.


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     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

OTSUKA CHEMICAL CO., LTD.               NANODYNAMICS, INC.


By: /s/ Michio Sasaoka                  By: /s/ Keith A. Blakely
    ---------------------------------       ------------------------------------
Name:  Michio Sasaoka, Ph.D.            Name:  Keith A. Blakely
Title: Executive Officer                Title: Chief Executive Officer
Date:  Feb. 28, 2006                    Date:
       --------------------                    --------------------


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